Exhibit (i)

Faust Oppenheim LLP

488 Madison Avenue, 17th Floor

New York, NY 10022

212-751-7700

June 24, 2015

The Copley Fund, Inc.

5348 Vegas Dr.

Las Vegas, NV 89108

Re: Opinion of Counsel regarding Post-Effective Amendment No. 49 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 2-60951).

Ladies and Gentlemen:

We have acted as counsel to Copley Fund, Inc., a Nevada corporation (the "Fund"), in connection with the above-referenced Registration Statement (as amended, the "Registration Statement") which relates to the Fund's common stock, par value $1.00 per share (collectively, the "Shares") of the Fund. This opinion is being delivered to you in connection with the Fund's filing of Post-Effective Amendment No. 49 to the Registration Statement (the "Amendment") to be filed with the Securities and Exchange Commission pursuant to Rule 485(a) of the Securities Act of 1933 (the "1933 Act"). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In our capacity as counsel to the Fund, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies of all copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Fund. We have assumed that the Amendment, as filed with the Securities and Exchange Commission, will be in substantially the form of the final proof provided to us.

We are admitted to practice law in the State of New York and we express no opinion herein with respect to the application or effect of the laws of any jurisdiction other than the existing internal law of the State of New York, without regard to choice of law conflicts of laws provisions thereof, and the existing federal laws of the United States of America. Insofar as our opinions involve the application of the laws of the State of Nevada, our opinion is limited to our review of information on file with the Nevada Secretary of State and our review of the Nevada Private Corporation law.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Articles of Incorporation and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Nevada.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/   David I. Faust

Faust Oppenheim LLP